Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A6) of E-Check Holdings, Inc. of our report dated October 10, 2012, with respect to the balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and for the period from inception on May 2, 2005 through December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

December 31, 2012
Date